Filed under Rule 424(b)(3), Registration Statement No. 333-249702
Pricing Supplement No. 588 - Dated Monday, September 25, 2023 (To: Prospectus Dated October 28, 2020 and Prospectus Supplement Dated October 30, 2020)
CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking
63743FY59	$10,468,000.00	100.000%	0.550%	$10,410,426.00	Fixed	5.100%	Monthly	09/15/2025	10/15/2023	$2.41	Yes	Senior Unsecured Notes
Redemption Information: Non- Callable

National Rural Utilities Cooperative Finance Corp
Offering Date: Monday, September 18, 2023 through Monday, September 25, 2023
Trade Date: Monday,  September 25, 2023 @12:00 PM ET
Settle Date: Thursday,  September 28, 2023
Minimum Denomination/Increments:$1,000.00/$1,000.00
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC Number: 0235 via RBC Dain Rauscher Inc.

Agents: InspereX  LLC, Citigroup, Wells Fargo Advisors, RBC Capital Markets

    Trustee: U.S. Bank National Association

If the maturity date or an interest payment date for any note is not a business day (as term is defined in prospectus), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the maturity date or interest payment date.

Validity of the Notes

In the opinion of Hogan Lovells US LLP, as counsel to the Company, when the notes offered by this pricing supplement have been executed and issued by the Company and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such notes will constitute valid and binding obligations of the Company, subject to the effect of (a) bankruptcy, insolvency, reorganization, receivership, moratorium and other laws affecting creditors' rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers), and  (b) the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the applicable agreements are considered in a proceeding in equity or at law).

This opinion is based as to matters of law solely on applicable provisions of the following, as currently in effect: (i) the District of Columbia General Cooperative Association Act of 2010 (the "Cooperative  Association Act")  and (ii) the laws of the State of New York (but not including any laws, statutes, ordinances, administrative decisions, rules or regulations of any political subdivision below the state level). In addition, this opinion is subject to customary assumptions about the trustee's authorization, execution and delivery of the indenture and its authentication of the notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated October 30, 2020, which has been filed as an exhibit to a Current Report on Form 8-K by the Company on October 30, 2020.

InterNotes® is a registered trademark of InspereX Holdings LLC. All Rights Reserved.

National Rural Utilities Cooperative Finance Corp Prospectus dated October 28, 2020 and Prospectus Supplement Dated October 30, 2020